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(Logo) VERSICOR                            Versicor Inc.
                                           33 Locke Drive, Marlborough, MA 01752
                                           Tel 506.481.6700  Fax 508.460.7664


                                 PROMISSORY NOTE

Marlborough, Massachusetts                                      $100,000
April 24, 1996

1. FOR VALUE RECEIVED, the undersigned Dinesh V. Patel and Rajeshvari D. Patel (jointly and severally, "Patel") unconditionally promise to pay to the order of Versicor Inc. ("Versicor") at 33 Locke Drive, Marlborough, Massachusetts (or at such other address as the holder of this Note may designate by notice to Patel), the sum of One Hundred Thousand Dollars ($100,000) with interest from the date hereof at 5%.

2. This Note plus Interest shall be due and payable in full on April 24, 2001; upon termination of Dinesh V. Patel's employment with Versicor for any reason; or upon sale of Patel's residence at 45109 Cougar Circle, Fremont, CA 94539, whichever comes first.

3. This Note shall be secured by a deed of trust on Patel's residence at 45109 Cougar Circle, Fremont, CA 94539.

4. Patel agrees to pay all reasonable costs of collection this Note if payments are not paid when due. If legal action is necessary to enforce or collect this Note, such costs shall include, without limitation, reasonable attorney's fees. Interest shall accrue on all past due payments at the rate of 10% per annum or the highest rate permitted by law if lower.

5. This Note shall be governed by and construed in accordance with the internal laws of the commonwealth of Massachusetts. Patel consents to personal jurisdiction in any court in Worcester County, Massachusetts.


      /s/ Dinesh V. Patel                     /s/ Rajeshvari D. Patel
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        Dinesh V. Patel                         Rajeshvari D. Patel